Exhibit 23(b)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 33-81706, No. 33-62645, No. 333-35118, and No. 333-69690 on Form S-8 of REX American Resources Corporation and subsidiaries of our report dated February 14, 2014, relating to the financial statements of Big River Resources, LLC as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 and our report dated February 15, 2013 relating to the financial statements as of December 31, 2012 and 2011 and for the years ended December 31, 2012 and 2011, appearing in this annual Report on Form 10-K of REX American Resources Corporation and subsidiaries for the year ended January 31, 2014.

/S/ Christianson & Associates, PLLP

Willmar, Minnesota

April 9, 2014